Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Bill Davis
Perficient, Inc.
(314) 995-8822
bill.davis@perficient.com

Perficient Acquires ePairs, Inc.

~ Deal Expected To Be Immediately Accretive to Cash Earnings Per Share ~

AUSTIN, Texas, November 23, 2007 --Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced it has acquired ePairs, Inc. (“ePairs”), a California-based Oracle-Siebel focused consulting firm with a recruiting center in Chennai, India and approximately $6 million in annual revenue. The transaction is expected to increase Perficient’s annualized revenues to nearly $250 million – with about 1,500 consulting, technology, sales and support professionals in 18 offices in North America and two offshore development centers. The acquisition is expected to be immediately accretive to cash earnings per share.

“The ePairs acquisition significantly strengthens our delivery capabilities around Oracle-Siebel CRM technologies, a market segment where we see considerable opportunity,” said Jack McDonald, Perficient’s chairman and chief executive officer.  “This transaction also continues to build our strong foreign national H-1B consulting staff and brings opportunities to scale via our new recruiting office in Chennai, India.”

“We’ve worked successfully in the past with ePairs to augment our Oracle-Siebel CRM consulting teams and we’re excited about bringing them into Perficient,” said Jeff Davis, Perficient’s president and chief operating officer.  “Supply constraints have made recruiting Oracle-Siebel CRM consulting talent challenging and time-consuming. This transaction provides us additional competitive advantage and further solidifies our position as a leading Oracle-Siebel consulting partner.”

The acquisition of ePairs:

•	Substantially builds our Oracle-Siebel CRM delivery capabilities;

•	Adds more than 50 consulting, technology, sales and support professionals, as well as a technology consulting recruiting office in Chennai, India; and

•	Adds client relationships with enterprise customers including Volvo, Farmer’s Insurance and many others.

“Joining Perficient provides a real opportunity to accelerate the success and momentum of our business,” said Prakash Chembai, ePairs Vice-President – Professional Services. “Our resources can and will make substantial contributions to Perficient’s growing Global 2000 client base.”

Chembai will join Perficient in a key leadership role, serving as an Operations Director and reporting directly to Tim Robinson, Perficient’s General Manager of the CRM San Francisco business unit.

The consideration paid in the transaction is approximately $5.0 million excluding transaction costs, and includes $2.5 million in cash and approximately $2.5 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ Global Select Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement). GAAP accounting will require using the closing price of the Company’s common stock at or near the close date in reporting the value of the stock consideration paid in the acquisition. DecisionPoint International served as an advisor to Perficient on the transaction.

The acquisition is the 12th since 2004 for Perficient. In 2004, the company acquired Chicago-based Genisys Consulting, Inc., Cincinnati-based Meritage Technologies, Inc., and Houston-based ZettaWorks LLC. In 2005, Perficient acquired Houston-based iPath Solutions, Ltd., and Dallas-based Vivare, LP. In 2006, Perficient acquired San Francisco-based Bay Street Solutions, Inc., Detroit-based Insolexen Corp., and the Energy, Government and General (EGG) Business Division of Digital Consulting and Software Services, with offices in Houston, Atlanta and New Orleans. Earlier this year, Perficient acquired Philadelphia-based E-Tech Solutions, Inc., Denver-based Tier1 Innovation, LLC and Denver-based Boldtech System, Inc.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America.  Perficient’s 1,400 professionals serve clients from a network of 18 offices in North America and two offshore development centers, including a CMMI Level 4 certified global development center in China.  Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market(SM), is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle-Siebel partner. For more information, please visit www.perficient.com.

About ePairs
ePairs is a boutique professional services firm specializing in Siebel implementation with a strong emphasis in Configuration, Administration and Integration of Siebel with various applications. ePairs has a strong domain and implementation experience across many industries. ePairs clients include Cisco , Farmers Insurance, Kemper Insurance , American Cancer Society , Symantec , Metro Works , GE Power and more.

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Safe Harbor Statement
This news release contains forward-looking statements that are subject to risk and uncertainties. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management's current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company's growth, credit risks associated with the company's accounts receivable, the company's ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the company’s ability to identify, compete for and complete strategic acquisition and partnership opportunities, and other risks detailed from time to time in the company's filings with Securities and Exchange Commission, including the most recent Form 10-K and Form 10-Q.